EXHIBIT 5

Opinion and Consent of Martin Snow, LLP

March 24, 2005

Capitol City Bancshares, Inc.

562 Lee Street, S.W.

Atlanta, Georgia 30311

RE:	Capitol City Bancshares, Inc. 1999 Stock Option Plan

Ladies and Gentlemen:

This opinion is given in connection with the filing by Capitol City Bancshares, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement” ) with respect to the registration of 159,600 shares of the $6.00 par value Common Stock of the Company (“Company Common Stock”) which may be issued pursuant to the grant of stock (the “Grant”) under the Capitol City Bancshares, Inc. 1999 Stock Option Plan (the “Plan”).

In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein, including the Articles of Incorporation and Bylaws of the Company and certain resolutions of the Board of Directors of the Company relating to the Plan.

For purposes of this opinion, we assume that all awards of Stock have been or will be granted in accordance with the Plan.

Based on the foregoing, it is our opinion that the shares of Company Common Stock to be issued upon the grant of stock under the Plan, in accordance with the terms of the Plan, upon receipt in full by the Company of the consideration prescribed for each share pursuant to the Options, will be duly authorized, validly issued, fully paid and nonassessable under the Georgia Business Corporation Code in effect on this date.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ MARTIN SNOW, LLP